Exhibit 10.05

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of August 31, 2017 (the “Agreement Date”) by and among ACM Research, Inc. (“ACM”), Shanghai Pudong High-tech Investment Co., Ltd. (“PDHTI”), and PUDONG SCIENCE AND TECHNOLOGY (CAYMAN) CO.,LTD., a wholly owned subsidiary of PDHTI (“Purchaser”).

WHEREAS, ACM desires to sell, and PDHTI and Purchaser desire that Purchaser purchase on the terms set forth herein, a total of 3,358,728 shares of Class A Common Stock of ACM, US$0.0001 par value per share (the “ACM Shares”);

WHEREAS, PDHTI desires to sell, and ACM desires to purchase all of the equity interests of ACM Research (Shanghai), Inc. (“ACM Shanghai”) held by PDHTI (the “ACM Shanghai Equity”) on the terms and subject to the conditions set forth herein and in the Cooperation Framework Agreement (the “Framework Agreement”), entered into as of June 12, 2017, among ACM, PDHTI, ACM Shanghai and Shanghai Zhangjiang Science & Technology Venture Capital Co., Ltd.;

Whereas, ACM and Shanghai Pudong Technology Investment Co., Ltd. and other parties thereto entered into the Investment Contract for ACM Research (Shanghai), Inc. (the “Investment Contract”) dated as of October 21, 2009;

Whereas, in connection with the Investment Contract, ACM and PDHTI entered into the ACM Research Inc. Share Option Agreement (the “Share Option Agreement”), pursuant to which ACM granted PDHTI the right to purchase 3,358,728 shares of Series E Preferred Stock of ACM, $0.0001 par value per share, and certain registration rights with respect thereto (collectively, the “Series E Rights”);

Whereas, ACM, Shanghai Venture Capital Limited , Shanghai Zhangjiang (Group) Co., Ltd. and Shanghai Pudong Technology Investment Co., Ltd. entered into a joint venture contract dated as of October 21, 2009 (the “Joint Venture Contract”);

Whereas, the parties to the Share Option Agreement desire, to the extent set forth herein, to waive the Series E Rights and to accept the rights, obligations and covenants of this Agreement in lieu of their rights, obligations and covenants under the Share Option Agreement and the parties desire to enter into this Agreement to set forth their agreements and understandings regarding the matters as set forth in this Agreement.

Whereas, ACM Shanghai Equity held by Shanghai Pudong Technology Investment Co., Ltd is transferred to PDHTI without consideration in 2015. Now, Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the rules and regulations of the Shanghai United Assets and Equity Exchange (the “SUAEE”), ACM, PDHTI and Purchaser agree as follows:

1. Purchase and Sale ACM Shanghai Equity.

1.1 SUAEE Listing. Subject to the terms and conditions stated in the Framework Agreement, PDHTI shall use its best efforts to list, on or before September 5, 2017 (the date of such listing, the “Listing Date”), an offer to sell all of the ACM Shanghai Equity with the SUAEE.

1.2 Waiver of Rights. Prior to the Listing Date, pursuant to the disclosure requirements under the Framework Agreement and of SUAEE, (i) PDHTI shall waive its right under the Joint Venture Contract to appoint one board director of ACM Shanghai and (ii) ACM and PDHTI, together with other parties thereto, shall amend the relevant provisions of the Joint Venture Contract and the articles of association of ACM Shanghai (the “Articles of Association”) with respect thereto.

1.3 Absence of Bids. If PDHTI has listed the offer to sell ACM Shanghai Equity according to the Framework Agreement but no one (including ACM) bids to purchase ACM Shanghai Equity before the completion of the auction process, PDHTI’s rights, obligations and privileges under the Joint Venture Contract, the Articles of Association, the Investment Contract and the Share Option Agreement, shall be automatically resumed and reinstated upon the expiration of the auction period, including without limitation the waiver of rights contained in Section 1.2. Each of ACM and ACM Shanghai agrees to use its best efforts (within the requirements of applicable law) to take the actions necessary, and to request that the other relevant parties take the actions necessary, to reinstate such rights, including taking any action necessary to amend the Joint Venture Contract and the Articles of Association.

1.4 SUAEE Auction Process. ACM shall, within five business days from the Listing Date (including the Listing Date), register with SUAEE as a candidate transferee willing to accept the transfer of the ACM Shanghai Equity, and pay the transaction deposit as required by SUAEE to a SUAEE designated account and make a valid bid within the timeline prescribed by SUAEE to purchase the ACM Shanghai Equity for the higher of the following (a) an aggregate purchase price, payable in RMB, of US$8,396,820.00, multiplied by the average of the US$-to-RMB exchange rates, as reported by China Foreign Exchange Trade System at www.chinamoney.com.cn, for the Closing Date, or (b) the value of ACM Shanghai Equity, as determined by the assessment agency designated by PDHTI pursuant to the Framework Agreement. If ACM is the winning bidder in the SUAEE auction of the ACM Shanghai Equity, the parties shall use their best efforts to complete the purchase and sale of the ACM Shanghai Equity, subject to the rules and regulations of the SUAEE, within ten days of the completion of the auction process.

2. Purchase and Sale of the ACM Shares.

2.1 Purchase Price. ACM shall sell all of the ACM Shares to Purchaser at a purchase price of $2.50 per share (US$ 8,396,820 in the aggregate), payable in US$.

2.2 Closing; Delivery.

(a) Subject to the satisfaction of each of the conditions set forth in Section 2.3 and Section 2.4, the purchase and sale of the ACM Shares (the “Closing”, the date of the Closing, “Closing Date”) shall take place at the corporate headquarters of ACM on September 8, 2017 at such time as mutually agreed upon by PDHTI, Purchaser and ACM (or at such later date and time as such parties mutually agree).

(b) At the Closing, ACM shall deliver to Purchaser a certificate evidencing the ACM Shares, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind or nature (“Encumbrances”) and a copy of the stock register for ACM’s Class A Common Stock as to be in effect immediately after the Closing in order to reflect the issuance to Purchaser of ACM Shares at the Closing, against payment at the Closing of the aggregate purchase price set forth in Section 2.1 (the “Purchase Price”) by transmission of a wire transfer to the bank account designated by ACM and specified in Schedule 2.

2.3 Conditions to Purchaser’s Obligations at Closing. The obligation of Purchaser to purchase the ACM Shares from ACM at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) The representations and warranties of ACM contained in Section 3 shall be true and correct in all material respects as of the Closing.

(b) ACM shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by ACM as of or before the Closing.

(c) All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the ACM Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

(d) ACM shall have duly executed and delivered an adoption agreement (the “Adoption Agreement”), in substantially the form provided in the Registration Rights Agreement by and among ACM and certain of its stockholders (the “Registration Rights Agreement”), pursuant to which Purchaser shall become a “Holder” under the Registration Rights Agreement with respect to the ACM Shares.

2.4 Conditions to ACM’s Obligations at Closing. The obligation of ACM to sell the ACM Shares to Purchaser at the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived:

(a) The representations and warranties of PDHTI and Purchaser contained in Section 4 shall be true and correct in all material respects as of the Closing.

(b) Each of PDHTI and Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by PDHTI or Purchaser, as applicable, as of or before the Closing.

(c) All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful purchase and sale of the ACM Shares pursuant to this Agreement shall be obtained by PDHTI and Purchaser and shall be effective as of the Closing.

3. Representations and Warranties of ACM. ACM hereby represents and warrants to PDHTI and Purchaser, as of the date hereof and as of the Closing, as follows:

3.1 Authorization. All corporate action required to be taken to authorize ACM to enter into and perform this Agreement, including issuance and sale of the ACM Shares and authorization of the execution of the Adoption Agreement, has been taken as of the date of this Agreement and shall remain in effect as of the Closing. Each of this Agreement, the Registration Rights Agreement, the Framework Agreement, and any other agreements to which ACM is a party, constitutes as of the date of this Agreement (if executed as of the date hereof), and shall constitute as of the Closing, a valid and legally binding obligation of ACM, enforceable against ACM in accordance with its respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Capitalization. As of July 10, 2017, the capital stock of ACM consisted of 130,110,529 shares designated as three classes, each having a par value of $0.0001 per share, as follows:

(a)	100,000,000 shares were designated as Class A Common Stock, of which 8,031,820 shares were issued and outstanding;

(b)	7,303,533 shares were designated as Class B Common Stock, of which 7,229,148 shares were issued and outstanding; and

(c)	22,797,996 shares of Preferred Stock, of which (i) 385,000 shares were designated as Series A Preferred Stock, all of which were issued and outstanding; (ii) 1,572,000 shares were designated as Series B Preferred Stock, all of which were issued and outstanding; (iii) 1,360,962 shares were designated as Series C Preferred Stock, all of which were issued and outstanding; (iv) 2,659,975 shares were designated as Series D Preferred Stock, 1,326,642 shares of which were issued and outstanding, (v) 10,718,530 shares were designated as Series E Preferred Stock, none of which were issued or outstanding; and (vi) 6,000,000 shares were designated as Series F Preferred Stock, 3,663,254 shares of which were issued and outstanding.

The issuance and sale of the ACM Shares pursuant to this Agreement will not result in any anti-dilutive adjustment to the conversion price of any series of preferred stock of ACM.

3.3 Governmental Consents and Filings. Assuming the accuracy of the representations made by PDHTI and Purchaser in Section 4, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority of the United States of America is required on the part of ACM in connection with the issuance of the ACM Shares, except for any filings made pursuant to the U.S. Securities Act of 1933, which have been or will be made by ACM in a timely manner.

3.4 Compliance with Other Instruments. ACM is not in violation or default (a) of any provision of its certificate of incorporation or bylaws, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of U.S. federal or state statute, rule or regulation applicable to ACM, the violation of which would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or operating results of ACM. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of ACM or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACM.

3.5 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of ACM, threatened against or by ACM that challenge or seek to prevent, enjoin or otherwise delay the transaction contemplated by this Agreement. ACM has not received any written notice of any order, writ, judgment, injunction or decree of, or pending or threatened investigation by, any government agency against ACM that could be reasonably expected to materially and adversely affect the business, properties, prospects or financial condition of ACM.

3.6 Intellectual Property. ACM owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all ACM Intellectual Property (as defined below) without any known conflict with, or infringement of, the rights of others. To the knowledge of ACM, no product marketed or sold (or proposed to be marketed or sold) by ACM violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the ACM Intellectual Property, nor is ACM bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. For purposes of this Section 3.6, ACM shall be deemed to have “knowledge” of a patent right if ACM has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. “ACM Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by ACM in the conduct of ACM’s business as now conducted.

3.7 Permits. ACM has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of ACM and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. ACM is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.8 Use of the Purchase Price. ACM shall use the entire Purchase Price in its purchase of the ACM Shanghai Equity in accordance with the Framework Agreement, unless ACM fails to win the bid if it bid to purchase the ACM Shanghai Equity pursuant to the Framework Agreement.

4. Representations and Warranties of PDHTI and Purchaser. Each of PDHTI and Purchaser, jointly and severally, hereby represents and warrants to ACM, as of the date hereof and as of the Closing, as follows:

4.1 Authorization. All corporate action required to be taken to authorize PDHTI and Purchaser to enter into and perform this Agreement has been taken as of the date of this Agreement and shall remain in effect as of the Closing. Each of this Agreement, the Framework Agreement, and any other agreements to which PDHTI is a party, constitutes as of the date of this Agreement (if executed as of the date hereof), and shall constitute as of the Closing, a valid and legally binding obligation of PDHTI enforceable against PDHTI in accordance with its respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each of this Agreement and any other agreements to which Purchaser is a party, constitutes as of the date of this Agreement (if executed as of the date hereof), and shall constitute as of the Closing, a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Governmental Consents and Filings. Except for as may be required by the SUAEE, the State-owned Assets Supervision and Administration Authority of the People’s Republic of China, the Ministry of Commerce of the People’s Republic of China, the National Development and Reform Commission of the People’s Republic of China and the State Administration Bureau of Foreign Exchange of the People’s Republic of China, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial or local governmental authority of the People’s Republic of China is required on the part of PDHTI or Purchaser as of the Closing, in connection with the transaction contemplated by this Agreement.

4.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either:

(a)	default (i) of any provision of its formation document or bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any national, provincial or local governmental authority of the People’s Republic of China applicable to PDHTI or Purchaser; or

(b)	an event that results in the creation of any lien, charge or encumbrance upon any assets of PDHTI or Purchaser or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to PDHTI or Purchaser.

4.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of PDHTI or Purchaser, threatened against or by PDHTI or Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transaction contemplated by this Agreement. Neither PDHTI nor Purchaser has received any written notice of any order, writ, judgment, injunction or decree of, or pending or threatened investigation by, any government agency against PDHTI or Purchaser that could be reasonably expected to materially and adversely affect the business, properties, prospects or financial condition of PDHTI or Purchaser, as applicable.

4.5 Purchase Entirely for Own Account. Purchaser is acquiring the ACM Shares for investment for its own account, not as a nominee or agent and not with a view to the resale or distribution of any interest in the ACM Shares. Purchaser has no present intention of selling, granting any participation in or otherwise distributing any interest in the ACM Shares. Purchaser does not presently have any contract, undertaking, agreement or arrangement with any individual or entity to sell, transfer or grant participations to either such individual or entity or any third party, with respect to the ACM Shares.

4.6 Disclosure of Information. PDHTI and Purchaser have had an opportunity to discuss with ACM’s management ACM’s business, management and financial affairs and the terms and conditions of the offering of the ACM Shares, and PDHTI and Purchaser have had an opportunity to review ACM’s facilities. The foregoing, however, does not limit or modify the representations and warranties of ACM in Section 3 or the right of PDHTI or Purchaser to rely thereon.

4.7 Restricted Securities. Each of PDHTI and Purchaser understands that the offering and sale of the ACM Shares have not been, and will not be, registered under the U.S. Securities Act of 1933 by reason of a specific exemption from the registration provisions of such Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of PDHTI’s and Purchaser’s representations as expressed in this Section 4. Each of PDHTI and Purchaser understands that the ACM Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to those laws, Purchaser must hold the AMC Shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each of PDHTI and Purchaser acknowledges that ACM has no obligation to register or qualify for resale the ACM Shares, except as set forth in the Registration Rights Agreement. Each of PDHTI and Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the ACM Shares, and on requirements relating to ACM that are outside of the control of PDHTI and Purchaser and that ACM is under no obligation, and may not be able, to satisfy.

4.8 No Public Market. Each of PDHTI and Purchaser understands that (a) no public market now exists for the ACM Shares, (b) ACM makes no assurances that a public market will ever exist for the ACM Shares and (c) the ACM Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons.

4.9 Legends. Each of PDHTI and Purchaser understands that the ACM Shares may be notated with the following legend, together with any other legend required by the securities laws of any state to the extent such laws are applicable to the ACM Shares represented by the certificate, instrument, or book entry so legended:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AND (A) HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE U.S. SECURITIES ACT OF 1933. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO ACM RESEARCH, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT OF 1933.”

4.10 Investor Status. Purchaser (a) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act of 1933 or (b) is not a “U.S. person” as defined in Regulation S under the U.S. Securities Act of 1933 and the ACM Shares have not been offered or sold within the United States as defined under the U.S. Securities Act of 1933. PDHTI and Purchaser have satisfied themselves as to the full observance of the laws of Purchaser’s jurisdiction in connection with any invitation to receive the ACM Shares or any use of this Agreement, including (i) the legal requirements within Purchaser’s jurisdiction for the purchase of the ACM Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the ACM Shares, and (v) Purchaser’s receipt and continued beneficial ownership of the ACM Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

4.11 No General Solicitation. Neither PDHTI nor Purchaser, nor any of their respective officers, directors, employees, agents, stockholders or partners, has either directly or indirectly (a) engaged in any general solicitation or (b) published any advertisement in connection with the offering and issuance of the ACM Shares.

5. Sale of ACM Shares.

5.1 In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)	“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, including each Person that serves as a director, officer, partner, executor or trustee of such specified Person.

(b)	“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(c)	“Proposed Purchaser Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any ACM Shares, including any additional shares issued connection with any stock split, stock dividend, recapitalization, reorganization, or the like (or any interest therein) proposed by Purchaser.

(d)	“Proposed Purchaser Transfer Notice” means written notice from Purchaser setting forth the terms and conditions of a Proposed Purchaser Transfer.

(e)	“Prospective Transferee” means any Person to whom Purchaser proposes to make a Proposed Purchaser Transfer.

5.2 Purchaser has the right to sell all or part of ACM Shares pursuant to the applicable laws and this Agreement, subject to ACM’s right of first refusal which is specified in this Section 5 below, provided that Purchase shall not transfer any ACM Shares to any entity listed on SCHEDULE 1. The restrictions in this Section 5 shall terminate upon the consummation of the ACM’s first underwritten public offering of Class A Common Stock of ACM registered under the U.S. Securities Act of 1933.

5.3 Purchaser hereby unconditionally and irrevocably grants to ACM a right of first refusal to purchase all, but not less than all, of any ACM Shares that Purchaser may propose to transfer in a Proposed Purchaser Transfer (“Proposed Transfer Shares”), at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

5.4 If Purchaser proposes to make a Proposed Purchaser Transfer, Purchaser must deliver a Proposed Purchaser Transfer Notice to ACM not later than thirty days prior to the consummation of such Proposed Purchaser Transfer. Such Proposed Purchaser Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Purchaser Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Purchaser Transfer. To exercise its right of first refusal under this Section 5, ACM must deliver a written notice to Purchaser that ACM intends to exercise its right of first refusal as to all of the Proposed Transfer Shares with respect to the Proposed Purchaser Transfer within fifteen days after delivery of the Proposed Purchaser Transfer Notice (the “ROFR Notice Period”).

5.5 If ACM does not exercise its right of first refusal in accordance with Section 5.4, Purchaser shall have the option to sell to the Prospective Transferee all, but not less than all, of the offered Proposed Transfer Shares on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Purchaser Transfer Notice, it being understood and agreed that (a) any future Proposed Purchaser Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 5, and (b) such sale shall be consummated within one hundred and twenty days after receipt of the Proposed Purchaser Transfer Notice by ACM and, if such sale is not consummated within such one hundred and twenty day period, such sale shall again become subject to the right of first refusal on the terms set forth in this Section 5.

5.6 If the consideration proposed to be paid for the Proposed Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined by an independent assessment agency agreed upon by PDHTI and ACM. If ACM cannot for any reason pay for the Proposed Transfer Shares in the same form of non-cash consideration, ACM may pay the cash value equivalent thereof, as determined by an independent assessment agency agreed upon by PDHTI and ACM. Any fees and expenses of an assessment agency incurred pursuant to this Section 5.6 shall be split evenly between PDHTI and ACM. The closing of the purchase of Proposed Transfer Shares by ACM shall take place, and all payments from ACM shall have been delivered to Purchaser, by the later of (a) the date specified in the Proposed Purchaser Transfer Notice as the intended date of the Proposed Purchaser Transfer and (b) thirty days after delivery of the Proposed Purchaser Transfer Notice.

5.7 Any Proposed Purchaser Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of ACM or its transfer agent, and shall not be recognized by ACM. ACM and Purchaser acknowledge and agree that any breach of this Section 5 would result in substantial harm to the other party for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief, and other remedies available at law or in equity (including seeking specific performance or the rescission of purchases, sales and other transfers of Proposed Transfer Shares not made in strict compliance with this Agreement).

5.8 If Purchaser becomes obligated to sell any Proposed Transfer Shares to ACM under this Section 5 and fails to deliver such Proposed Transfer Shares in accordance with the terms of this Section 5, ACM may, at its option, in addition to all other remedies it may have, send to Purchaser the purchase price for such Proposed Transfer Shares as is herein specified and request that ACM effect such transfer on ACM’s books any certificates, instruments, or book entry representing the Proposed Transfer Shares to be sold. For the avoidance of doubt, if Purchaser’s failure to deliver such Proposed Transfer Shares in accordance with the terms of this Section 5 is due to the fault or negligence of ACM, this Section 5.8 shall not apply.

5.9 Notwithstanding anything to the contrary herein, the provisions of this Section 5.3 shall not apply to a transfer of Proposed Transfer Shares made to an Affiliate of Purchaser, provided that Purchaser shall deliver prior written notice to ACM of such pledge, gift or transfer and such shares of Proposed Transfer Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Section 5 (but only with respect to the securities so transferred to the transferee), including the obligations with respect to Proposed Purchaser Transfers of such Proposed Transfer Shares.

6. Miscellaneous.

6.1 Termination. If any of the Closing Conditions specified in Section 2.3 and Section 2.4 fails to be satisfied or waived on or before September 20, 2017 (or such later date as may be mutually agreed upon in writing by ACM, PDHTI and Purchaser), this Agreement shall automatically terminate and be of no further force and effect, except that Sections 6.2 through 6.13, together with any related definitions included elsewhere in this Agreement, shall survive the termination of this Agreement and the termination of this Agreement shall not affect any rights any party has with respect to the breach of this Agreement by another party prior to such termination.

6.2 Survival. Unless otherwise set forth in this Agreement, the representations and warranties of each party contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the other party.

6.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

6.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6 Construction. For the purpose of this Agreement:

(a)	the titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement; unless otherwise indicated, any references in this Agreement to a Section refer to a Section of this Agreement;

(b)	the words “include” and “including” as used in this Agreement shall not be construed so as to exclude any other thing not referred to or described;

(c)	the word “or” is not exclusive;

(d)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing an instrument to be drafted; and

(e)	all share and share-related information with respect to the ACM Shares (including the Purchase Price per share) shall be subject to equitable adjustment in the event of any stock dividend, stock split, reverse stock split or the like at the request of ACM’s underwriters.

6.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt and: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.7.

6.8 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of PDHTI, Purchaser and ACM.

6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party under this Agreement, upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver on the part of either party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to either party, shall be cumulative and not alternative.

6.12 Entire Agreement. This Agreement, together with the Framework Agreement, the Registration Rights Agreement, amended joint venture contract and amended articles of association of ACM Shanghai pursuant to Section 1.2 hereof, the Commitment of Performance issued by ACM to PDHTI and Shanghai Zhangjiang Science & Technology Venture Capital Co., Ltd.dated as of August 19, 2017 and the Third Party Agreement signed by ACM, PDHTI and Shanghai Zhangjiang Science & Technology Venture Capital Co., Ltd. dated as of August 19, 2017, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to Singapore International Arbitration Centre for the purpose of any dispute arising out of or based upon this Agreement; and (b) agree not to commence any suit, action, dispute or other proceeding arising out of or based upon this Agreement except in Singapore International Arbitration Centre in accordance with the preceding clause (a).

6.14 Termination of Share Option Agreement. Upon the Closing, all provisions of, rights granted and covenants made in the Share Option Agreement with respect to the Series E Rights are hereby waived, released and superseded in their entirety and shall have no further force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang
President and Chief Executive Officer

Address:
42307 Osgood Road, Suite I
Fremont, CA 94539 USA

SHANGHAI PUDONG HIGH-TECH INVESTMENT CO., LTD.

By:	/s/ Shanghai Pudong High-tech Investment Co., Ltd.
Name:
Title:

Address:

PUDONG SCIENCE AND TECHNOLOGY (CAYMAN) CO., LTD.

By:	/s/ Pudong Science and Technology (Cayman) Co., Ltd.
Name:
Title:

Address:

Signature page to Securities Purchase Agreement

SCHEDULE 1

Prohibited Transferees

Lam Research Corp.

DNS Electronics LLC

Tokyo Electron Ltd.

SEMES Co. Ltd.

Mujin Electronics Co., Ltd.

Beijing Sevenstar Science & Technology Co., Ltd.

SCHEDULE 2

Wire Transfer Information

Upon the Closing, Purchaser shall pay the Purchase Price in a lump sum to the following bank account of ACM:

Account Name:

Routing number:

Check account number:

Name of the Bank:

SWIFT Code for USD:

Swift Code for Foreign currency: